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                                                                Exhibit 10.6 (c)

                               AMENDMENT to the
                    MANAGEMENT INCENTIVE COMPENSATION PLAN
                             for IMCERA GROUP INC.
                                      and
              FISCAL 2000 MANAGEMENT INCENTIVE COMPENSATION PLAN
                                      of
                               MALLINCKRODT INC.

          The Management Incentive Compensation Plan for IMCERA Group, Inc., previously amended as of April 19, 1996 (the "IMCERA Group Plan") and the Mallinckrodt Inc. FISCAL 2000 Management Incentive Compensation Plan (the "Fiscal 2000 Plan"), is hereby amended, effective as of June 15, 2000, as set forth below.

          Capitalized terms used herein without definition shall have the respective meanings set forth in the IMCERA Group Plan.

          1.   Section 4 of IMCERA Group Plan.  Target Incentive Awards.
               --------------------------------------------------------

          Section 4 of the IMCERA Group Plan shall be amended by adding the following at the end of the Section:

               "Notwithstanding the foregoing or any other provision hereof, all Target Awards for the fiscal year beginning July 1, 1999 ("Fiscal 2000") shall be indexed against changes in the Company's common stock price from the beginning to the end of Fiscal 2000 as determined in the following manner: the amount of any Target Award to be used in determining the amount payable to a participant hereunder shall be increased or reduced, as appropriate, by the percentage change in the Company's common stock price calculated by comparing $27.50 (representing the closing price of the Company's common stock, as reflected on the New York Stock Exchange Composite transactions tape ("NYSE Tape") on June 15, 2000) (the "Fiscal 2000 Price") against the average of the high and low price of the Company's common stock, as reflected on the NYSE Tape, during the last fifteen (15) New York Stock Exchange trading days of the fiscal year beginning July 1, 1998." Notwithstanding the foregoing, in the event a Change in Control occurs during the Company's Fiscal 2000 or during the Company's fiscal year beginning July 1, 2000 as a result of negotiations which commenced during Fiscal 2000 (a "Qualifying Change of Control") then the Fiscal 2000 Price shall be deemed to be the greater of (x) $27.50 and (y) the Change of Control Price (as defined below).

               "Change of Control Price" shall mean the amount of consideration per share paid to the Company's shareholders in connection with the Change in Control. If the consideration paid to the Company's shareholders in connection with the Change of Control consists in whole or in part of other securities or other property or assets then the value of such securities or other property or assets shall be the fair market value of such securities or other property or assets as determined on the day prior to the consummation of the Change in Control. If such securities are publicly traded securities of another corporation ("Acquiror Stock") the fair market value of such securities shall be the volume-weighted average of the per share selling price of Acquiror Stock for the five consecutive trading days ending on the second trading day prior to the consummation of the Change of Control (the "Trading Period") on the Composite Tape of the principal
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     national securities exchange on which such shares of Acquiror Stock are listed or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such shares are listed or admitted to trading, or if such shares are not listed or admitted on a national securities exchange, then by the average arithmetic means of the per share closing bid price and per share closing asked price of such share of Acquiror Stock during the Trading Period as quoted on the National Associate of Securities Dealers Automated Quotation system (or such market in which such prices are regularly quoted). If such securities are not publicly traded securities or if the consideration paid is other property or assets, then the fair market value of such securities, other property or assets shall be as determined by the Board of Directors in good faith in consideration of all relevant factors, including any recent trading price of the Company's common stock, and based upon the advice of the investment bank or other third party financial expert assisting the Company for purposes of evaluating the Change of Control transaction.

          In the event an incentive award is paid to a participant hereunder prior to the consummation of a Qualifying Change of Control and a Qualifying Change of Control subsequently occurs, then the amount of the participant's Target Award shall be recalculated based upon the Change of Control Price and if the amount of the Target Award, as recalculated, is greater, the participant shall be entitled to a supplemental payment hereunder based upon such recalculated Target Award. Any such supplemental payment shall be paid to the participant in cash within 30 days following the consummation of a Qualifying Change of Control."

          2.   Section 11 of IMCERA Group Plan.  Change in Control.
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          (a)  The definition of "Good Reason" set forth in Section 11(b) of the
IMCERA Group Plan is amended by deleting the last sentence thereof which currently reads "The participant must notify the Company of an event constituting Good Reason within ninety days following his knowledge of its existence or such event shall not constitute Good Reason under the Plan."

          (b) The definition of "Cause" set forth in Section 11(c) of the IMCERA Group Plan is amended to include the phrase "which remains uncured for a period of ten (10) days" immediately following the parenthetical "(other than any failure due to physical or mental incapacity)".

          3.   Fiscal 2000 Plan
               ----------------

          (a) Recognizing that Mallinckrodt Inc. intended to operate, and has been operating, the Fiscal 2000 Plan as part of the IMCERA Group Plan, for the avoidance of doubt, (i) the provisions of Section 11 of the IMCERA Group Plan relating to "Change in Control", as amended hereby and (ii) the provisions of
Section 4 of the IMCERA Group Plan, as amended hereby, are in each case hereby incorporated by reference into the Fiscal 2000 Plan. In the event of any inconsistency between the provisions of the Fiscal 2000 Plan and the provisions hereby incorporated therein by reference, the provisions incorporated therein by reference shall apply.

          4. The validity, interpretation, and enforcement of this amendment shall be governed by the law of the State of New York. The invalidity or unenforceabililty of any provision of this amendment shall not affect the validity or enforceabililty of any other provision of this amendment or of the Plan, as amended hereby, which other provisions shall remain in full force and effect.